Exhibit 99.2

Lexaria Technology Brings “Fast-Acting” to Nuka’s 1906 Cannabis Products with 10-Year
Deal Consummating Proof-Of-Concept Relationship

Nuka’s 1906 chocolates, utilizing Lexaria’s DehydraTECH technology, have been recognized for their fast onset times, efficacy, amazing taste and unique formulations

Kelowna, British Columbia – April 30, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX), an innovator in drug delivery platforms, today announced a major new licensing agreement with Nuka Enterprises LLC, maker of 1906 brand cannabis chocolates and other edible products. The deal renews Nuka’s DehydraTECHTM license rights for use in its 1906 brand of cannabis chocolates, recognized for their fast onset times, efficacy, amazing taste and unique formulations.

Nuka has been utilizing Lexaria’s technology within its award-winning 1906 brand chocolates for nearly two years, during which time 1906 entered the cannabis market; advanced from a start-up to Colorado’s number-three cannabis chocolate brand available in over 150 locations; and touted by media, industry watchers and consumers as one of the most innovative brands in the cannabis space.

“1906 products are a unique combination of nature and science, bringing together natural plant medicines delivered in delicious form factors such as chocolate with advanced technologies that make them safe, predictable, fast-acting and efficacious,” said Peter Barsoom, CEO of Nuka Enterprises, LLC. “We’ve worked closely with Lexaria through 1906’s development and launch phases to create the best possible products that taste great, reduce onset times and deliver amazing experiences. Fast-acting edibles are the wave of the future - it's what consumers want - and we are at the forefront of bringing innovations to address consumer needs.”

The comprehensive 10-year agreement provides Nuka and 1906 with competitive technological advantages, as well as growing revenue streams for Lexaria. The semi-exclusive deal provides Nuka and 1906 with the immediate ability to utilize DehydraTECHTM technology across the US. Initially, 1906 will focus on recreational and adult-use states such as Colorado, Nevada, California, New Jersey, and Massachusetts. Nuka has also acquired an option to expand its products and brand to Canada, including through the use of Lexaria’s existing chocolate and confections contract manufacturer licensee Cannfections Group Inc.

Nuka and 1906 will leverage the competitive advantages of DehydraTECHTM across multiple product lines, as they have also strategically acquired new rights in product categories in addition to the original chocolate formats, which include candies, beverages, capsules and pills, and topical creams. In doing so, Nuka and 1906 have the opportunity to create America’s first national DehydraTECHTM-powered cannabis brand for edible and topical products that offer the superior experiential profiles 1906 consumers desire, together with the exceptional flavor and speed of onset benefits.

“Nuka was our first commercial client and has been an ideal partner due to their focus on using technology and advanced science as a competitive advantage,” said Chris Bunka, Chief Executive Officer of Lexaria Bioscience Corp. “Nuka’s success with the 1906 brand of cannabis chocolates - recognized for their fast onset times, efficacy, taste and unique formulations – clearly demonstrate the market potential for DehydraTECHTM. This comprehensive, long-term relationship between Nuka and Lexaria is poised to redefine the cannabis industry and holds great potential for us in other markets.”

About Nuka Enterprises and 1906
Nuka Enterprises develops processes, IP and services, focused on disrupting the nascent and fast emerging cannabis industry. Nuka’s 1906 brand is creating a new category of premium edibles, marrying the benefits of cacao, cannabis and ethnobotanical ingredients, designed to appeal to responsible, informed, health conscious adults. Products that deliver absolutely safe, consistent and predictable experiences, helping customers re-connect with your senses and addressing different experiences with truly exceptional tastes. For more information, please visit
www.1906newhighs.com

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter (https://twitter.com/lexariacorp)
and on Facebook http://tinyurl.com/y8vzcaam

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids, nicotine or any other active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, letter of intent, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.